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                             EXHIBIT 99    PRESS RELEASE


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                                                                    EXHIBIT 99

FOR IMMEDIATE RELEASE

                         NS&L BANCORP, INC. ANNOUNCES
                             A 20% STOCK DIVIDEND


      Neosho, Missouri (March 25, 1999) -- NS&L Bancorp, Inc. (Nasdaq SmallCap:NSLB), today announced that its Board of Directors declared a 20% stock dividend. The additional shares will be issued on April 30, 1999 to stockholders of record on April 15, 1999. Stockholders will receive one new share for each five shares owned as of April 15, 1999.

      No fractional shares will be issued. Stockholders entitled to a fractional share will receive cash in lieu thereof in an amount equal to the average of the high and low bid prices of a share of the Company's common stock on the record date.

      The Company also declared its regular quarterly dividend of $.16 per common share pre- stock dividend, payable on April 30, 1999 to stockholders of record on April 15, 1999. Following the stock dividend, the Company intends to maintain its dividend per common share at an annual rate of $.64 per share. This will result in an effective increase of 20% in the annual dividend rate.

      NS&L Bancorp, Inc. is the holding company for Neosho Savings and Loan Association, F.A., which conducts operations in Neosho, Missouri.


Contact:    C.R. Butler
            President and Chief Executive Officer
            (417)  451-0429